EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
         SYSTEMS & COMPUTER TECHOLOGY CORPORATION AND SUBSIDIARIES

                                                     Year Ended September 30,
                                                   ----------------------------
                                                     1995       1994     1993
                                                   --------  ---------  -------
                                                       (Amounts in thousands,
                                                       except per share data)

Primary
Average shares outstanding                          13,074    12,328    12,026

Net effect of dilutive stock options-based on the
  treasury stock method using average market price     956     1,189       754


Total                                               14,030    13,517    12,780
                                                    ======   =======    ======

Income before extrordinary credit                   $3,058   $11,646    $6,712

Extraordinary credit:
  Utilization of net operating loss carryforwards        0         0     2,901
                                                    ------   -------    ------
Net income (loss)                                   $3,058   $11,646    $9,613
                                                    ======   =======    ======

Income per share before extraordinary credit         $0.22     $0.86     $0.53
                                                    ======   =======    ======

Net income (loss) per share                          $0.22     $0.86     $0.75
                                                    ======   =======    ======


Fully Diluted
Average shares outstanding                          13,074    12,328    12,026

Net effect of dilutive stock options-based on the
  treasury stock method using the year-end market
  price, if higher than average market price         1,325     1,190       991

Assumed conversion of 6 1/4% convertible
  subordinated debentures                                0     2,300       179
                                                    ------   -------    ------
Total                                               14,399    15,818    13,196
                                                    ======   =======    ======

Income before extrordinary credit                   $3,058   $11,646    $6,712

Add 6 1/4 % convertible subordinated debenture
  interest, net of federal income tax effect             0     1,521       112

Extraordinary credit:  Utilization of net operating
  loss carryforwards                                     0         0     2,901
                                                    ------   -------    ------
Net income                                          $3,058   $13,167    $9,725
                                                    ======   =======    ======

Income per share before extraordinary credit         $0.21     $0.83     $0.51
                                                    ======   =======    ======

Net income per share                                 $0.21     $0.83     $0.74
                                                    ======   =======    ======